SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

[X]     Filed by the Registrant
[ ]     Filed by a Party other than the Registrant

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential,  for  Use of the  Commission  Only  (as
          permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c)
          or Section 240.14a-12

                HEADWAY CORPORATE RESOURCES, INC.
        (Name of Registrant as Specified in Its Charter)

                Commission File Number:  1-16025

                         Not Applicable
    (Name of Persons Filing Proxy Statement If Other Than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-
       6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:________________________________
2)    Aggregate  number  of  securities  to  which   transaction
      applies:________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
      (Set  forth the amount on which the filing fee is calculated
      and state how it was determined):     _____________________
4)    Proposed maximum aggregate value of transaction:____________
5)    Total fee paid:______________________________________

[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided
       by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:_________________________________
2)   Form, Schedule or Registration Statement No.:_________________
3)   Filing Party:___________________________________
4)   Date Filed:__________________________________________

                HEADWAY CORPORATE RESOURCES, INC.
                  317 Madison Avenue, 3rd Floor
                    New York, New York  10017


                                                     May 14, 2001

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of stockholders of Headway Corporate Resources, Inc., to be held at 3:30 P.M., Eastern Time on June 21, 2001. The Annual Meeting will be held at 850 Third Avenue, 11th Floor, in New York City, New York.

     I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with Headway and its directors and officers. I hope you will be able to attend the meeting.

     Whether or not you plan to attend, the prompt execution and return of your proxy card will assure that your shares are represented at the meeting.

                                   Sincerely,


                                   Gary S. Goldstein
                                   Chairman of the Board
                                   and Chief Executive Officer

                HEADWAY CORPORATE RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING
                         PROXY STATEMENT
                          June 21, 2001

     The Annual Meeting of the Stockholders of Headway Corporate Resources, Inc., a Delaware corporation, will be held at 3:30 p.m., on June 21, 2001, at 850 Third Avenue, 11th Floor in New York City, New York. The Board of Directors of Headway is soliciting the enclosed proxy for use at the Annual Meeting and at any adjournment thereof.

     The purpose of the Annual Meeting is to propose and vote on the following items:

     (1)  Election of E. Garrett Bewkes, III and Ehud D. Laska as
          Class 2 Directors of Headway to serve for a term of three years and until their successors are duly elected and qualified;

     (2) Ratification of the appointment of Ernst & Young LLP as independent auditors of Headway for 2001; and

     (3) All other business as may properly come before the Annual Meeting or any adjournments thereof.

     Please sign your name exactly as it appears on the proxy.
If you receive more than one proxy because of shares registered in different names or addresses, you must complete and return each proxy in order to vote all shares that you hold.

     All proxies will be voted as specified. In the absence of specific instructions, your proxy will be voted FOR proposal (1) and (2). Proxies will be voted in the discretion of the proxy holder on any other business coming before the Annual Meeting, including any stockholder proposal or other matter not included in this proxy statement of which Headway did not receive notice prior to March 30, 2001.

     You may revoke your proxy by delivering a written notice of revocation to the Corporate Secretary of Headway at any time prior to the Annual Meeting, by executing a later-dated proxy with respect to the same shares, or by attending the Annual Meeting and voting in person.

     Proxies will be solicited primarily by mail, but may also include telephone, telegraph, or oral communication by officers or regular employees. Officers and employees will receive no additional compensation for soliciting proxies. All costs of soliciting proxies will be borne by Headway.

     This Proxy Statement serves as notice of the Annual Meeting, a description of the proposals to be addressed at the Annual
Meeting, and a source of information on Headway and its management. The approximate mailing date of the Proxy Statement and Proxy to stockholders is May 14, 2001.

Outstanding Shares and Voting Rights

     Record Date. Stockholders of record at the close of business on April 30, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Shares Outstanding. As of April 30, 2001, a total of 10,914,627 shares of Headway's Common Stock (the "Common Stock") were outstanding and entitled to vote at the Annual Meeting. As of the Record Date, Headway had one class of preferred stock outstanding, Series F Convertible Preferred Stock, which is not entitled to vote on any of the matters to be voted upon by stockholders at the Annual Meeting.

     Voting Rights and Procedures. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Headway's Bylaws and Delaware law require the presence, in person or by proxy, of a majority of the outstanding shares entitled to vote to constitute a quorum to convene the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Stockholder Proposals for the 2002 Annual Meeting. If you want to submit a proposal for possible inclusion in Headway's 2002 Proxy Statement, our Corporate Secretary must receive it on or before January 16, 2002. If you submit a proposal, it may be omitted from our 2002 Proxy Statement if it does not meet certain requirements.

     You may present a proposal at the 2002 Annual Meeting without including the proposal in the 2002 Proxy Statement. However, if we do not receive notice of this proposal on or before March 30, 2002, any proxy returned to Headway conferring discretionary authority to vote may be voted at the proxy holder's discretion on the proposal.

                      ELECTION OF DIRECTORS
                        (PROPOSAL NO. 1)

     Headway's Certificate of Incorporation and Bylaws provide that the Board is divided into three classes designated as Class 1, Class 2 and Class 3, which are as equal in number as possible. The Directors in each Class serve for a term ending on the date of the third annual meeting following the meeting at which the Directors of that Class are elected. At the 2001 Annual Meeting, Directors of Class 2, consisting of two persons, are up for election to serve until the annual meeting of stockholders in the year 2004.

     The Board of Directors has nominated for election as the Class 2 Directors E. Garrett Bewkes, III and Ehud D. Laska, who currently serve in those positions. Set forth below under the caption "DIRECTORS AND EXECUTIVE OFFICERS", is information on the age, presently held positions with Headway, principal occupation now and for the past five years, other directorships in public companies, and tenure of service with Headway as a Director for each of the nominees.

     In March 1998, Headway obtained $105,000,000 of financing consisting of $85,000,000 in debt and $20,000,000 of equity financing. The equity financing was obtained through the sale of 1,000 shares of Series F Convertible Preferred Stock of Headway ("Series F Stock"). GarMark Partners, L.P., Moore Global Investments, Ltd., Banc of America Securities, LLC, and Remington Investment Strategies, L.P., purchased 666.67, 205, 83.33, and 45 shares of the Series F Stock, respectively. The terms of the Series F Stock provide that GarMark Partners has the right to designate for election one voting member of Headway's Board of Directors and one voting member of each committee of the Board. Pursuant to this requirement the Board nominated Mr. Bewkes as Garmark Partner's designee for election as a director.

     Each Director is elected by vote of a plurality of the shares of voting stock present and voted, in person or by proxy, at the Annual Meeting. Votes that are withheld will be excluded from the vote and will have no effect on the election of directors. Brokers who hold shares in street name for customers may have the authority to vote at their discretion on the election of directors when they have not received instructions from beneficial owners. If no direction is indicated on the proxy, the shares represented by the proxy will be voted for the election of the nominees named above. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by Headway's Board of Directors.

The Board Recommends a Vote "FOR" The Nominees

       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                        (PROPOSAL NO. 2)

     The accounting firm of Ernst & Young LLP ("Ernst & Young") has been approved by the Board, upon recommendation by the Audit Committee, to serve as independent auditors of Headway for 2001, subject to approval by the stockholders by an affirmative vote of a majority of the outstanding shares of Headway's Common Stock represented at the Annual Meeting. Ernst & Young served as independent auditors of Headway since 1996. Headway has been advised that neither Ernst & Young nor any of its members or associates has any relationship with Headway or any of its affiliates, except in the firm's capacity as Headway's independent auditors.

     During 2000, Ernst & Young audited Headway's consolidated financial statements, reviewed financial information in filings with the Securities and Exchange Commission, and provided a variety of non-audit services, including tax services and other business advisory services. Fees for services rendered in 2000 by Ernst & Young are as follows:

     Audit Related Services                           $273,100
     All Other Fees (substantially tax preparation     273,850
      and pension plan audits)
     Total                                            $546,950

     Representatives of Ernst & Young will be present at the Annual Meeting of Stockholders. They will be afforded an opportunity to make a statement if they desire, and will be available to respond to appropriate questions from stockholders.

     The proposal to ratify the selection of Ernst & Young to serve as independent auditors of Headway for 2001 must be approved by the affirmative vote of a majority of the shares of voting stock present and voted on the proposal, in person or by proxy, at the Annual Meeting. Abstentions will have the effect of a negative vote on the proposal. If no direction is indicated on the proxy, the shares represented by the proxy will be voted FOR the proposal. Broker non-votes as to the proposal will not affect the outcome of the vote on the proposal.

The Board of Directors Recommends a Vote "For" Ratification of the Appointment of Ernst & Young LLP.

   SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Principal Stockholders

     The following table sets forth as March 31, 2001 the number and percentage of the outstanding shares of Common Stock that, according to the information supplied to Headway, were beneficially owned by each person who, to the knowledge of Headway, is the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                        Amount and Nature of
                                        Beneficial Ownership
                                   -------------------------------
                                   Common   Options, Warrants     Percent
                                   Shares      And Rights (1)    of Class (2)

Gary S. Goldstein                  1,877,005         355,000            19.8%
850 Third Avenue
New York, NY 10022

G. Chris Andersen (3)                669,165          20,000             6.3%
1330 Avenue of the Americas
New York, NY 10019

GarMark  Partners, L.P. (4)              -0-       2,414,486            18.1%
1325 Avenue of the Americas
26th Floor
New York, NY 10019

Moore Global Investments, Ltd. (5)       -0-         896,057             7.6%
Remington Investment Strategies, L.P.
c/o Moore Capital
1251 Avenue of the Americas, 53rd Floor
New York, NY 10020

(1) These figures represent options and warrants that are vested or will vest within 60 days from the date as of which information is presented in the table.

(2) These figures represent the percentage of ownership of the named individuals assuming each of them alone has exercised his or her options, warrants, or conversion rights, and percentage ownership of all officers and directors of a group assuming all such purchase or conversion rights held by such individuals are exercised.

(3) The figure for Mr. Andersen includes 137,594 shares held by the G. Chris Andersen Family Foundation, of which Mr. Andersen is a trustee.

(4) GarMark Partners, L.P., is the holder of Series F Convertible Preferred Stock of Headway, which is convertible to the 2,389,486 shares of Common Stock, subject to adjustment in certain circumstances. E Garrett Bewkes, III, and Mark Solow are the Managing Members of GarMark Associates L.L.C., the general partner of GarMark Partners, L.P., and, therefore, these persons may be deemed to have shared voting and investment control with respect to such shares. Mr. Bewkes serves as a non-employee director of Headway, for which he is entitled to receive annually 5,000 options to purchase Common Stock. Mr. Bewkes has elected to have all such options issued to GarMark Partners, L.P., so the figure in the table includes the options.

(5) Moore Capital Management, Inc. ("MCM"), is the discretionary investment manager of Moore Global Investments, Ltd., a Bahamian corporation ("MGI"). MGI is the holder of Series F Convertible Preferred Stock of Headway, which is convertible to 734,767 shares of Common Stock, subject to adjustment in certain circumstances. Moore Capital Advisors, LLC ("MCA"), is the discretionary investment manager and general partner of Remington Investment Strategies, L.P., a Delaware limited partnership ("RIS"). RIS is the holder of Series F Convertible Preferred Stock of Headway, which is convertible to 161,290 shares of Common Stock, subject to adjustment in certain circumstances. Louis M. Bacon is the Chairman and Chief Executive Officer, director, and controlling equity owner of both MCM and MCA. Accordingly, Mr. Bacon and MCM, and Mr. Bacon and MCA may be deemed to have shared voting and investment control with respect to the shares held by MGI and RIS.

Management

     The table on the following page sets forth as of March 31, 2001 the number and percentage of the outstanding shares of Common Stock which, according to the information supplied to Headway, were beneficially owned by (i) each person who is currently a director of Headway, (ii) each Named Executive Officer (as defined below), and (iii) all current directors and executive officers of Headway as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                        Amount and Nature of
                                        Beneficial Ownership
                                   -------------------------------
                                    Common    Options, Warrants    Percent
                                    Shares      And Rights (1)    of Class(2)

Gary S. Goldstein                 1,877,005          355,000          19.8%

Barry S. Roseman                    383,629          150,000           4.8%

G. Chris Andersen                   669,165           20,000           6.3%

E. Garrett Bewkes,III (3)               -0-        2,414,486          18.1%

Ehud D. Laska                        79,580          140,000           2.0%

Richard B. Salomon                   49,965           20,000           0.6%

Jamie Schwartz                          -0-           65,000           0.6%

All Executive officers and        3,059,344        3,164,486          44.2%
  Directors as a Group (7 Persons)
____________________________________________

(1) These figures represent options and warrants that are vested or will vest within 60 days from the date as of which information is presented in the table.

(2) These figures represent the percentage of ownership of the named individuals assuming each of them alone has exercised his or her options, warrants, or conversion rights, and percentage ownership of all officers and directors of a group assuming all such purchase or conversion rights held by such individuals are exercised.

(3) The figure for options, warrants and rights includes the shares of GarMark Partners, L.P., because of the relationships described in Note (4) to the table for Principal Stockholders.

                DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

     The table on the following page sets forth the names, ages, and positions with Headway for each of the directors and officers of Headway. The Board of Directors is divided into three classes, and only one class of directors is elected at each annual meeting of stockholders. The table indicates the class of which each director is a member and the year in which his term expires based on the class.

Name                      Age      Positions (1)             Term Ends

Gary S. Goldstein         46   Chairman, Chief Executive      Class 1
                               Officer and Director             2002

Barry S. Roseman          48   President, Chief Operating     Class 1
                               and Financial Officer and        2002
                               Treasurer, Director

G. Chris Andersen         63   Director                       Class 3
                                                               2003

E. Garrett Bewkes, III(2) 50   Director                       Class 2

Ehud D. Laska (2)         51   Director                       Class 2
                                                               2001

Richard B. Salomon        53   Director                       Class 3


Jamie Schwartz            33   Executive Vice President, Chief   N/A
                               Operating Officer of HCSS
                               and Secretary
___________________________________________

(1) All executive officers are elected by the Board and hold office until the next Annual Meeting of stockholders and until their successors are elected and qualify.

(2)  E. Garrett Bewkes, III and Ehud D. Laska are members of
Class 2 of the Board of Directors, and have been nominated by the Board for re-election at the Annual Meeting. See "PROPOSAL NO. 1
-- ELECTION OF DIRECTORS", above.

     The following is information on the business experience of each director and officer.

     Gary S. Goldstein has served in a number of executive positions with Headway and its predecessors over the past fourteen years, including, Chairman, President, and Chief Executive Officer. He is currently a director and executive officer of each of Headway's subsidiary corporations. Mr. Goldstein has extensive experience in human resource recruitment within all areas of the financial services industry. Prior to entering the recruitment industry, Mr. Goldstein was on the audit and consulting staffs of Arthur Andersen & Co., in New York. Mr. Goldstein is an active member of the Young Presidents' Organization, Inc., and serves on its Metro Division Board of Directors. He is also an active member of The Brookings Council of the Brookings Institution, The Presidents Association of the American Management Association, and is listed in Who's Who in Finance and Industry.

     Barry S. Roseman oversees all operation of Headway and its subsidiaries. He joined Headway as its Senior Executive Vice President and Chief Operating Officer in January 1992, and became President in September 1996. In August 1999, he took over the role of Chief Financial Officer. He is currently a director and executive officer of each of Headway's subsidiary corporations. For nine years prior to 1992, Mr. Roseman was employed at FCB/Leber Katz Partners, Inc., a division of True North Communications, Inc., in various positions; most recently as Senior Vice President Director of Agency Operations.

     G. Chris Andersen became a director of Headway in June 1995. He is one of the founders of Andersen, Weinroth & Co., L.P., a merchant banking firm, which commenced operations in January 1996. For over five years prior to 1996, Mr. Andersen served as the Vice Chairman of PaineWebber Incorporated. Mr. Andersen also serves as a director of four other public companies, Sunshine Mining and Refining Company, TEREX Corporation, GP Strategies, and Compost America.

     E. Garrett Bewkes, III, became a director of Headway in March 1998 pursuant to the terms of the new financing obtained by Headway in that month. From November 1995 to the present he has served as a Managing Member of GarMark Associates L.L.C. He was a member of the Management Committee of Investcorp International, Inc., from March 1994 to November 1995, where he headed the North American Investment Group. Mr. Bewkes was with Bear Stearns and Co. Inc. for nine years prior to March 1994, most recently as Vice Chairman and Co-Head of Investment Banking.

     Ehud D. Laska was appointed a director of Headway in August 1993. He is the Chairman of Coleman and Company Securities, Inc., a member firm of the National Association of Securities Dealers, Inc. Mr. Laska is also a founding partner and President of InterBank Capital Group, LLC. Through these firms, Mr. Laska specializes in building up companies through same industry consolidation and acquisitions. From August 1994 to February 1996, Mr. Laska served as a managing director at the investment banking firm of Continuum Capital, Inc. While serving as a Managing Director with Tallwood Associates, Inc., a boutique investment banking firm, from May 1992 to August 1994, Mr. Laska founded the Private Equity Finance Group, which merged with Continuum Capital, Inc. in August 1994.

     Richard B. Salomon became a director of Headway in June 1995. He has been engaged in the private practice of law for the past five years, during which period he has been a partner in the law firm of Salans Hertzfeld Heilbronn Christy & Viener, counsel to Headway. Mr. Salomon's practice is primarily in the areas of real estate and corporate law. He currently serves as a director of Tweedy Browne Fund, Inc., a mutual fund based in New York City.

     Jamie Schwartz was appointed Chief Operating Officer of Headway Corporate Staffing Services and Secretary in June 2000. Prior to this, he served as the National Vice President of Headway Corporate Staffing Services. He was hired by Irene Cohen Temps in December 1993, which was acquired by Headway Corporate Resources in December 1996 as Director of Technology. He has a BA in Economics from the University of Rochester and his MBA in Operations and Finance from the William E. Simon Graduate School of Business Administration.

Section 16(a) Filing Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors of Headway and persons who own more than ten percent of a registered class of Headway's equity securities to file reports of ownership and changes in their ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and forward copies of such filings to Headway. Based on the copies of filings received by Headway, during the most recent fiscal year the directors, officers, and beneficial owners of more than ten percent of the equity securities of Headway registered pursuant to Section 12 of the Exchange Act have filed on a timely basis all required Forms 3, 4, and 5 and any amendments thereto.

Board Meetings and Committees/Compensation

     In 2000 the Board of Directors had four committees. The Executive Compensation Committee considers salary and benefit matters for the executive officers and key personnel of Headway. The members of the Executive Compensation Committee in 2000 were
G. Chris Andersen, E. Garrett Bewkes, III, and Ehud D. Laska.
The Finance Committee assists the Board in areas of financing proposals, budgeting, and acquisitions. Members of the Finance Committee in 2000 included Gary S. Goldstein, Barry S. Roseman,
G. Chris Andersen, E. Garrett Bewkes, III, and Ehud D. Laska.
The Audit Committee is responsible for financial reporting matters, internal controls, and compliance with financial polices of Headway, and meets with Headway's auditors when appropriate. The members of the Audit Committee in 2000 were Richard B. Salomon, E. Garrett Bewkes, III, and G. Chris Andersen. The Governance Committee makes recommendations to the Board regarding appropriate governance policies and practices, as well as Board and committee membership candidates. Members of the Governance Committee in 2000 included Richard B. Salomon, Ehud Laska and E. Garrett Bewkes, III.

     The Board of Directors met six times during the past fiscal year. All directors attended at least 75% of the meetings of the Board of Directors. The Executive Compensation Committee met five times in 2000, and all director members of the committee attended at least 75% of the meetings. The Finance Committee met once during 2000 and four director members attended the meeting. The Audit Committee met once during 2000 and two director members attended the meeting. The Governance Committee met two times in 2000, and all director members of that committee attended at least 50% of the meetings.

     Non-employee directors receive $2,500 for each meeting of the Board of Directors attended, $500 for each committee meeting attended, which is held on a day other than a day when a Board of Directors meeting is also held, and reimbursement for travel expenses. In September of each year, non-employee directors receive options to purchase 5,000 shares of Headway's Common Stock exercisable over a period of ten years at an exercise price equal to the fair market value of Headway's Common Stock on the date of issuance. Non-employee directors also receive at the time they are first elected or appointed to the board of directors options to purchase 10,000 shares of Headway's Common Stock exercisable over a period of ten years at an exercise price equal to the fair market value of Headway's Common Stock on the date of issuance.

Audit Committee Report

     The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of Headway's internal financial controls. The Audit Committee is comprised of three members who are independent directors.

Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The charter is attached to this proxy statement as Appendix A.

     Management is responsible for Headway's internal controls and the financial reporting process. Ernst & Young, our independent accounting firm, is responsible for performing an independent audit of Headway's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the financial statements. The Audit Committee's responsibility is to monitor these processes through review and discussion with management and representatives of Ernst & Young.

     The Committee has discussed with Ernst & Young the overall scope and plans for the independent audit. Management represented to the Audit Committee that Headway's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the audited financial statements included Ernst & Young's judgments about the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the accuracy and adequacy of disclosures in the financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

     Ernst & Young provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee discussed Ernst & Young's independence with management and representatives of Ernst & Young, and has satisfied itself as to the independence of Ernst & Young.

     Based on the Audit Committee's discussions with management and representatives of Ernst & Young and the Audit Committee's review of the representations of management and the report of Ernst & Young, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Headway's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                   Members of the Audit Committee

                                        Richard B. Salomon
                                        E. Garrett Bewkes, III
                                        G. Chris Andersen

                     EXECUTIVE COMPENSATION

Annual Compensation

     The table on the following page sets forth certain information regarding the annual and long-term compensation for services in all capacities to Headway for the prior fiscal years ended December 31, 2000, 1999 and 1998, of those persons who were either (i) the chief executive officer of Headway during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers of Headway as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000 (collectively, the "Named Executive Officers").

                                                      Annual Compensation
                                    ----------------------------------------------------
                                                                            Other Annual
Name and Principal Position  Year   Salary ($)  Commission ($)  Bonus($)    Compensation
Gary S. Goldstein            2000    650,000      462,425(1)        --         64,752
  Chairman, Chief            1999    327,375           --       468,250        62,489
  Executive Officer          1998    302,375           --       450,000        55,961

Barry S. Roseman             2000    350,000           --        50,000        25,390
  President, Chief           1999    252,375           --       135,000        23,390
  Operating Officer          1998    252,375           --       212,500        26,727

Jamie Schwartz               2000    210,000           --        35,000           --
  Executive Vice             1999    120,000           --        87,500           --
  President, Chief           1998    100,000           --        73,000           --
  Operating Officer of HCSS

(1)  Represents commissions on personal search revenue.

                                                      Long Term Compensation
                                    ----------------------------------------------------------
                                                      Securities
                                     Restricted       Underlying       LTIP         All Other
Name and Principal Position  Year   Stock Awards     Options/SARs     Payouts($)  Compensation
                                         ($)             (#)                           (2)
Gary S. Goldstein            2000         --              --             --            --
  Chairman, Chief            1999      593,750(1)         --           350,000         --
  Executive Officer          1998         --            250,000          --            --

Barry S. Roseman             2000         --              --             --            --
  President, Chief           1999         --              --           200,000         --
  Operating Officer          1998         --              --             --            --

Jamie Schwartz               2000         --             25,000          --          25,000
  Executive Vice             1999         --             25,000          --          12,500
  President, Chief           1998         --              5,000          --            --
  Operating Officer of HCSS

(1) Represents a restricted stock award of 125,000 shares of common stock approved in July 1999. The restrictions will lapse on the earlier of the date that the market price for the common stock of Headway achieves certain performance criteria or July 1, 2006.

(2)  Represents a three year deferred compensation program.

Employment and Other Arrangements

     In August 2000, Headway implemented new base and annual incentive compensation arrangements for Messrs. Goldstein and Roseman on the recommendation of the Executive Compensation Committee, which were implemented retroactive to January 1, 2000. The long-term incentive plan implemented in 1999 did not change. The base salary of Mr. Goldstein increased to $650,000 and Mr. Roseman's salary increased to $350,000. The new annual incentive plan for Messrs. Goldstein and Roseman will pay to them annually up to $350,000 each based upon earnings per share performance against the budget. Additionally, because of his position as a recruiter for Headway's subsidiary, Whitney Partners, L.L.C., Gary S. Goldstein receives commissions on his personal search revenue. The new long-term incentive plan implemented in 1999 for the same individuals is a four-year plan with interim phasing. The first payment will be in 2000 for 1998-1999 performance (two years). The second payment will be in 2001 for 1998-2000 performance (three years). This is followed by a payment in 2002 for 1998-2001 performance (four years). All three plans use 1997 as the base year. These are performance unit plans with each unit in the described plans worth $1. Payment is predicated on Headway's performance versus a peer group of companies in terms of earnings per share and stock price. Thus, while the annual plan is based on absolute performance, the long-term plan is based on Headway's performance relative to its peer group. Messrs. Goldstein and Roseman may receive additional bonus or stock incentive compensation from time to time as determined by the Board of Directors on the recommendation of the Executive Compensation Committee.

     Headway maintains key-man life insurance on Gary S.
Goldstein in the amount of $5,893,000, Barry S. Roseman in the amount of $1,868,000, and on the lives of three other employees in the amount of $2,228,000. All policies are owned by Headway, and Headway is the named beneficiary.

Defined Contribution Plan

     At January 1, 1998, Headway implemented a 401(k) retirement plan covering substantially all employees. The plan does not require matching contributions by Headway, and Headway made no contributions to the plan for 2000. Benefits payable to an employee under the plan are determined solely on the basis of the employee's contributions. Prior to 1998, Headway had four qualified 401(k) contribution plans for its employees. Under one plan, Headway was required to make matching contributions up to 25% of the amount contributed by the employees. Employees are fully vested on their contributions when made, and are fully vested on employer contributions after five years of service.

Stock Options

     In 1999 the Board of Directors and stockholders approved Headway's Amended 1993 Incentive Plan. The purpose of the Plan is to provide directors, officers, employees, and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers, and other employees of the Company and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to the Company. Awards under the Plan are granted by the Executive Compensation Committee of the Board and may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units, or cash awards.

     The following table sets forth certain information with respect to unexercised options held by the Named Executive
Officers as of December 31, 2000. No outstanding options held by the Named Executive Officers were exercised in 2000.

                                    Number of Securities         Value of Unexercise
                              Underlying Unexercised Options     In-the-Money Options
Name and Principal Position           at FY End (#)                at FY End ($) (1)
                                Exercisable/Unexercisable     Exercisable/Unexercisable
Gary S. Goldstein                        355,000/-0-                   -0-/ -0-
  Chairman, Chief
  Executive Officer

Barry S. Roseman                         150,000/ -0-                  -0-/ -0-
  President, Chief
  Operating Officer

Jamie Schwartz                           13,333/ 51,667                -0-/ -0-
  Executive Vice President
  Chief Operating Officer of HCSS

(1) This value is determined on the basis of the difference between the fair market value of the securities underlying the options and the exercise price at fiscal year end. The fair market value of Headway's common stock at fiscal year end was $1.38, which is the last sale price on December 31, 2000.

Report of the Executive Compensation Committee of the Board of Directors On Executive Compensation

     The Executive Compensation Committee (the "Committee") of Headway's Board of Directors sets the salaries and other compensation of Headway's executive officers, including the Chairman and Chief Executive Officer and other Named Executive Officers. Compensation for these executive officers consists mainly of three items:

* Salaries which are intended to be competitive, are not performance-based, as are the annual and long-term elements.

* Annual incentive awards are based on Headway performance versus standards adopted early in the year. For FY 2000, no annual incentive awards were earned. The Committee may include a subjective assessment in setting the award. It awarded Mr.
  Roseman $50,000 for FY 2000.

* Long term incentive awards consist of stock options and performance unit awards. Although, based on the plan as described below, the executive officers were entitled to receive Long term incentive awards, no Long term incentives were awarded for FY 2000. No stock options were granted to any executive officers during FY 2000.

     The Committee put in place a new annual incentive plan and continued the long-term incentive plan adopted by the committee in 1999 for the Chairman/Chief Executive Officer and President/Chief Operating Officer. The annual incentive plan pays up to $350,000 to each executive based upon earnings per share performance versus the budget. Additionally, because of his position as a recruiter for

Whitney, Gary S. Goldstein receives commissions on his personal search revenue. The bonus percentages are shown in the following table.

   Actual Earnings Per Share
       as a % of Budget                       Bonus

              75%                          $       0
              80%                          $  70,000
              85%                          $ 140,000
              90%                          $ 210,000
              95%                          $ 280,000
             100%                          $ 350,000

Mr. Goldstein's search revenue commission rate is as follows:

            Revenue                         Commission

             0-$500,000                       10%
    $500,000-$1,000,000                       20%
Greater than $1,000,000                       25%

     The long-term incentive plan for the Chief Executive Officer and Chief Operating Officer is a four-year plan with interim phasing. The first payment was in 2000 for 1998-1999 performance (two years). The second payment will be in 2001 for 1998-2000 performance (three years). This is followed by a payment in 2002 for 1998-2001 performance (four years). All three plans, use 1997 as the base year. These are performance unit plans with each unit in the described plans worth $1. Payment is predicated on Headway's performance versus a peer group of companies in terms of earnings per share and stock price. Thus, while the annual plan is based on absolute performance, the long-term plan is based on Headway's performance relative to its peer group. Threshold, target and maximums are as follows:

                Gary S. Goldstein          Barry S. Roseman
                  Chairman, CEO             President, COO
Maximum
  1998-1999        $  350,000               $    200,000
  1998-2000           525,000                    300,000
  1998-2001           700,000                    400,000

Target
  1998-1999        $  150,000               $    100,000
  1998-2000           225,000                    150,000
  1998-2001           300,000                    200,000

Threshold
  1998-1999        $   50,000               $    25,000
  1998-2000            75,000                    38,000
  1998-2001           100,000                    50,000

     Chief Executive Officer Compensation:  The Committee set Mr.
Goldstein's salary at $650,000 per annum effective January 1, 2000, this represents a $297,625 increase from his salary in effect since

July 1, 1999. It was believed this adjustment was supported by competitive data provided to the Committee.

     Chief Operating Officer Compensation: The Committee set Mr. Roseman's salary at $350,000 per annum effective January 1, 2000, this represents a $97,625 increase from his salary in effect since 1994. It was believed this adjustment was necessary based on competitive data provided to the Committee.

     Section 162(m) of the Internal Revenue Code: This section of the Internal Revenue Code (the "Code") limits Headway to a deduction for federal income tax purposes of no more than $1,000,000 of compensation paid to any name executive officer in a taxable year. Compensation above $1,000,000 may be deducted if it is a "performance-based compensation" within the meaning of the Code. The shareholders approved, at its 1999 shareholders meeting, performance based compensation.

     Conclusion: The Committee will continue to monitor the annual and long-term compensation of the named executive officers making it contingent on Headway's performance, linking realization of rewards closely to increases in financial performance and shareholder value. Headway is committed to this philosophy of pay for performance, recognizing the competitive market for talented executives and the volatility of Headway's business may result in highly variable compensation for the period.

                         Members of the Compensation Committee

                                   Ehud D. Laska
                                   G. Chris Andersen
                                   E. Garrett Bewkes, III

Compensation Committee Interlocks and Insider Participation

     The members of the Executive Compensation Committee are listed above. The committee is composed solely of non-employee directors.






               This space intentionally left blank

Performance Graph

        Comparison of Five Year Cumulative Total Return*
Headway Corporate Resources, Inc., Russell 2000, and the Staffing
                   Industry Index 1996 to 2000


                       [Performance Graph]


Cumulative Total Return*           1996    1997    1998    1999   2000

Headway Corporate Resources, Inc.   185     174     245     175     60
Russell 2000                        145     175     169     202    153
Staffing Industry Index             218     223     202     175     30
___________________________________________

* Cumulative Total Return assumes an initial investment of $100. No dividends were paid by Headway during the five-year period, so no assumption is made with respect to reinvestment.

     The Staffing Industry Index includes: CDI Corporation, Interim Services, Inc., Kelly Services, Inc., Labor Ready Inc., Manpower Inc., Modis Professional Services Inc., On Assignment Inc., Personnel Group of America Inc., Remedy Temp, Inc., Robert Half International Inc., Kforce.com, Inc., SOS Staffing Services Inc., and Edgewater Technology, Inc.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Debt and Equity financing

     In March 1998, Headway obtained $105 million of financing consisting of $85 million in debt and $20 million of equity financing. The equity financing was obtained through the sale of 1,000 shares of Series F Convertible Preferred Stock of Headway ("Series F Stock"). GarMark Partners, L.P. ("GarMark"), Moore Global Investments, Ltd. ("Moore"), Banc of America Securities, LLC ("BOA"), and Remington Investment Strategies, L.P. ("Remington"), purchased 666.67, 205, 83.33, and 45 shares of the Series F Stock, respectively. Of the debt financing, $10 million was obtained through the sale of Senior Subordinated Notes due March 12, 2006 to Garmark, Moore, BOA, and Remington.
E. Garrett Bewkes, III, a director of Headway, is a Managing Members of GarMark Associates L.L.C., the general partner of GarMark.

     The Series F Stock is convertible to Common Stock of Headway on the basis of the liquidation preference of the Series F Stock at a conversion price of $5.58 per share. Assuming GarMark, Moore, BOA, and Remington each converted their shares of Series F Stock, they would receive 2,389,486, 734,767, 298,686, and
161,290 shares of Common Stock, respectively, which together would represent approximately 25% of the outstanding shares assuming no other outstanding options, warrants, or rights were exercised. Consequently, GarMark, Moore, BOA, and Remington would have, assuming conversion of their Series F Stock, a significant voice in any matter voted on by the stockholders of Headway.

     The terms of the Series F Stock also provide that GarMark has the right to designate for election one voting member of Headway's Board of Directors and one voting member of each committee of the Board. Each of GarMark and Moore also have the right to designate one non-voting observer of Headway's Board of Directors and one non-voting observer to each of the committees of the Board. Pursuant to these requirements, Headway appointed
E. Garrett Bewkes, III, the designee of GarMark, as a director of Headway and a member of each committee of the Board.

     If at any time there is a default in the payment of any dividend on the Series F Stock, which remains unpaid for four consecutive quarters, or if Headway fails to redeem any shares of Series F Stock when required at the election of the holders on the occurrence of a default or breach of the terms of the Series F Stock, then Headway is required to increase the number of directors constituting the Board by such number that the number of directors nominated and elected by the holders of the Series F Stock is at least one-third of the entire Board and the holders of the Series F Stock shall have the exclusive right to nominate and elect the new directors. In the event the default or breach is subsequently cured, the right of the holders of the Series F Stock to nominate and elect one-third of the Board terminates.

     At the time the terms of the financing and Series F Stock were negotiated between Headway and the participants, none of the participants, including, GarMark, Moore, Remington, and E.
Garrett Bewkes, III, were affiliated with Headway.

     In August 2000, the credit facility was amended to modify the financial covenants, set the borrowing limit under the facility at $85 million, and accelerate the maturity date from March 2003 to April 2002. Concurrently, the terms of the Senior Subordinated Notes due March 12, 2006, held by Garmark, Moore, BOA, and Remington were amended to make the financial covenants consistent and increase the effective interest rate under the notes from 12% to 13% until March 2001 and from 14% to15% thereafter.

Other Matters

     Richard B. Salomon, a director of Headway, is also a partner in the law firm of Salans Hertzfeld Heilbronn Christy & Viener, which represents Headway on various legal matters from time to time.

                            FORM 10-K

     Upon written request, Headway will provide to stockholders, without charge, a copy of Headway's annual report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission. Requests should be directed to Barry S. Roseman, President, Headway Corporate Resources, Inc., 317 Madison Avenue, 3rd Floor, New York, NY 10017.

                          OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Headway knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

     Please sign the enclosed proxy and return it in the enclosed return envelope.

Dated:  May 14, 2001

                                                       Appendix A

                HEADWAY CORPORATE RESOURCES, INC.

                     Audit Committee Charter

Purpose

           The Audit Committee of the Board of Directors will assist the Board in monitoring the integrity of the financial statements of the Company, the independence and performance of the Company's auditors, and compliance by the Company with its legal and regulatory requirements.

          While Board believes that the Audit Committee is an important element of the Company's system of governance, the duty to accurately prepare the Company's financial statements in accordance with generally accepted accounting principles and the responsibility to audit those statements are solely that of management of the Company and of the Company's independent auditors, respectively. Nor is the grant of certain powers to the Audit Committee intended to impose upon the Committee the responsibility to assure the independence of the auditors or legal and regulatory compliance by the Company.

Organization

          Number of Members. The Committee will initially consist of three directors.

          Independence. Each member of the Committee will be independent of the Company and its management. Members of the Committee will be independent if they have no relationship to the Company that may interfere with the exercise of independent judgment in carrying out their duties as directors and members of the Committee. In determining the independence of a member or proposed member of the Committee, the Board of Directors will consider the criteria for independence promulgated by The Nasdaq Stock Market on December 14, 1999 and set forth in its Rule 4200 (as it may be amended from time to time).

          Financial Sophistication. Each member of the Committee will be able to read and understand fundamental financial statements or will be able to do so within a reasonable period of time after his or her appointment to the Committee.

          Meetings. The Committee should meet as frequently as circumstances require. The Committee will meet at such places and times as its members decide. The Committee may elect a chairman and a secretary from among its members. The Committee will keep minutes of all its meetings and furnish them to the Board of Directors.

Responsibilities

          The Committee will carry out the responsibilities mandated for it by applicable laws, rules and regulations, including, without limitation, the rules of the Securities and Exchange Commission, the Nasdaq Market and any exchange on which the securities of the Company may be listed, as well as such as are deemed reasonably appropriate to its purpose by the Committee or the Board of Directors. The Committee will maintain flexibility in its policies and procedures to permit it to react effectively to changing conditions . In fulfilling its responsibilities, the Committee will, among other things:

Periodic Assessment of this Charter

   * Review and reassess this Charter as conditions dictate and not less than annually, and make recommendations to the Board of Directors for any changes to this Charter.

General Relation with Independent Auditors

   * Annually review the terms of engagement (including fees for the annual audit and quarterly reviews and any non-audit assignments) and performance of the Company's independent auditors. Recommend to the Board of Directors whether the engagement of the independent auditors should be renewed or different independent auditors selected.

   * Annually, obtain from the independent auditors a written communication delineating all their relationships and professional services to the Company, as required by Independence Standards Board Standard No. 1, Independence Discussions with Committees. Review with the independent auditors the nature and scope of any disclosed relationships or professional services and any effect they may have on the auditors' independence and objectivity. Recommend to the Board of Directors appropriate action to oversee the continuing independence of the auditors.

   * In each year, meet with the independent auditors and the Company's financial management to review the scope and procedures of (i) the audit of the annual financial statements, (ii) the reviews of the Company's quarterly financial statements, (iii) any non-audit assignments and
     (iv) any other matters required to be discussed with such auditors under Statement of Accounting Standards 61 and any other applicable law, rule, regulation or accounting or auditing standard.

Annual Audit and Quarterly Reviews

   * Promptly review each annual audit and quarterly review, including any comments or recommendations of the independent auditors.

   * Review all quarterly financial statements (and the associated Management's Discussion and Analysis) with the Company's financial management and the independent auditors prior to the filing of the related Form 10-Q (or prior to the related press release of results, if possible).

   * Review with the Company's financial management and the independent auditors (i) the financial statements contained in each of the Company's Forms 10-K and Annual Reports to Shareholders (and the associated Management's Discussion and Analysis), (ii) the results of management's and the independent auditors' analysis of significant financial reporting issues and practices, including changes in accounting principles and disclosure practices or the adoption of new principles and practices, and (iii) their judgments about the quality, not merely the acceptability, of the accounting and financial disclosure practices used or proposed to be used, in particular, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

Internal Controls and Practices

   * Review with the independent auditors and the Company's financial and accounting personnel, the adequacy and effectiveness of the Company's existing internal accounting and financial controls. Elicit any recommendations for their improvement or for the implementation of new or more detailed controls or procedures in particular areas.

   * Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

Public Disclosures about the Committee

   * Prepare and review with counsel and the Company's management, on a timely basis, all reports of the Committee required by the Securities and Exchange Commission, the Nasdaq Market or otherwise to be set forth in the Company's proxy statements and annual reports. Review the Company's disclosure in its proxy statements which describe the fulfillment by the Committee of its responsibilities under this Charter. Ensure that a copy of this Charter is annexed to the Company's proxy statements not less than once every three years and in any year following any significant amendment to this Charter.

General

   * Investigate any matter brought to the Committee's attention within the scope of its duties. The Committee will have the power to retain legal counsel, accountants or consultants with respect to any matter within its responsibilities if, in its judgment, such retention is necessary or appropriate. The Committee may request that any officer or employee of the Company, or any legal counsel, accountant or other outside consultant, attend a meeting of the Committee.

   * Periodically review the Company's policy statements and any Code of Conduct to determine the whether modifications are appropriate and review with the Company's internal auditors the program for monitoring compliance with such statements and code.

   * Review legal and regulatory matters that may have a material effect on the financial statements and the Company's related compliance policies.

   * Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

   * Provide sufficient opportunity for the internal and independent auditors to meet with the Committee without members of management present. Discuss in such meetings, among other things, the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, and the level of cooperation accorded to the independent auditors during the course of audit.

   * Periodically review the adequacy of the Company's accounting and financial resources and plan of personnel succession.

   * Meet as required with management and the Company's independent auditors to review current developments in accounting principles, audit standards and reporting practices that might have an affect on the Company's financial statements.

   * Significant changes in accounting policies and practices should be brought to the Committee's attention.

                         [Form of Proxy]

                HEADWAY CORPORATE RESOURCES, INC.
                  317 MADISON AVENUE, 3RD FLOOR
                    NEW YORK, NEW YORK  10017

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Gary S. Goldstein and Barry
S. Roseman as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Headway Corporate Resources, Inc. (the "Company") held of record by the undersigned on April 30, 2001, at the Annual Meeting of Stockholders to be held on June 21, 2001, and at any adjournment or postponement thereof.

Proposal No. 1  The election of each of the following persons as
                Class 2 directors of the Company

     (1) E. Garrett Bewkes, III  (2) Ehud D. Laska

     [ ]  For  all nominees
     [ ]  Withhold all nominees
     [ ]  Withhold authority to vote for any individual nominee.
          Write number(s) of nominee(s) ____

Proposal No. 2  Ratification of the appointment of Ernst & Young
                LLP as independent auditors

     [ ]  For              [ ]  Against          [ ]  Abstain

Note The proxies are authorized to vote in accordance with their judgment on any matters other than those referred to herein that are properly presented for consideration and action at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for Proposal No.'s 1 and 2.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.


                     Dated:________________________________, 2001


                     __________________________________________


                     __________________________________________

Please sign it exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer or person.

Please mark, sign, date and promptly return the proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.